Exhibit H

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XP INC. SHAREHOLDERS’ AGREEMENT BETWEEN ITAÚSA S.A. AND COMPANHIA E. JOHNSTON DE PARTICIPAÇÕES

By this private instrument, the Parties,

(1)       COMPANHIA E. JOHNSTON DE PARTICIPAÇÕES, a corporation headquartered in the City of Matão, State of São Paulo, at Rodovia Washington Luiz (SP 310), Km 307, s/n, enrolled with the CNPJ/ME (National Corporate Taxpayers Register) under No. 04.679.283/0001-09, represented herein in accordance with its bylaws (“E. Johnston”); and

(2)       ITAÚSA S.A., a corporation headquartered in the City of São Paulo, State of São Paulo, at Avenida Paulista, 1.938, 5º andar, enrolled with the CNPJ under No. 61.532.644/0001-15, represented herein in accordance with its bylaws (“Itaúsa”) (E. Johnston and Itaúsa hereinafter jointly referred to as “Parties” and, individually and indistinctively, as “Party”);

WHEREAS the Parties wish to enter into this Agreement to govern the relationship between Itaúsa and E. Johnston (and their successors that may hold Shares, including E. Johnston’s shareholders or companies wholly owned by E. Johnston’s shareholders, individually or collectively, directly or indirectly, that may hold Shares) in relation to XP Inc. (“XP Inc.”), as non-controlling shareholders of XP Inc. and members of the Iupar Block (as defined in the Main Shareholders’ Agreement), without any changes to their relationship with respect to IUPAR — Itaú Unibanco Participações S.A. (“IUPAR”), Itaú Unibanco Holding S.A. (“Itaú Unibanco”), and their subsidiaries;

NOW, THEREFORE, the Parties have decided to enter into this XP Inc. Shareholders’ Agreement between Itaúsa and E. Johnston (“Agreement”), which will be governed by the following terms and conditions:

1.       BOUND SHARES

1.1.       On the date hereof, the shares issued by XP Inc. held by Itaúsa and E. Johnston (“Shares”), fully subscribed and paid in, are distributed as follows: (a) Itaúsa holds 84,270,985 Class A shares, representing 15.07% of the total capital and 4.74% of the voting capital of XP Inc.; and (b) E. Johnston holds 19,812,724 Class A shares, representing 3.54% of the total capital and 1.11% of the voting capital of XP Inc. Changes to the provisions of this clause in accordance with this Agreement shall not require the amendment hereof.

1.2.       This Agreement binds all Shares issued by XP Inc. directly or indirectly held by Itaúsa and E. Johnston (and their successors that may hold Shares) on the date hereof or in the future that are bound by the Main Shareholders’ Agreement (as defined below), or by third parties that received them under the provisions of this Agreement - subject to the rules on the transfer of shares set out in the “Acordo de Acionistas da XP Inc.” (XP Inc. Shareholders’ Agreement) entered into among IUPAR, Itaúsa, Itaú Unibanco, the controlling shareholders of XP Inc., and others, as amended and which E. Johnston signed as intervening consenting party (“Main Shareholders’ Agreement”), and in the “Registration Rights Agreement” entered into among those same parties and XP Inc., as amended (“Registration Rights Agreement”), as well as the provisions of Clause 3.1.1 below - in any way, including, without limitation, the purchase, donation, subscription, split, or distribution of bonuses, as well as any other type of acquisition or equity interest.

1.2.1.       For the purposes of this Agreement, the term “Shares” also encompasses any bonds or securities that ensure the right to purchase or subscribe to shares or that are convertible into such shares or that are guaranteed by shares, such as debentures, purchase options, subscription warrants, depositary certificates or receipts, among others, as well as preemptive rights for the acquisition of or subscription to shares or notes or securities that ensure the right to purchase or subscribe to shares.

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1.3.       The provisions of this Agreement do not change any provisions of the Shareholders Agreement of IUPAR - Itaú Unibanco Participações S.A. and Itaú Unibanco Banco Múltiplo S.A. (“Acordo de Acionistas da IUPAR - Itaú Unibanco Participações S.A. e do Itaú Unibanco Banco Múltiplo S.A”), as amended, which was executed in order to govern the relationship of the signatories as joint controlling shareholders of IUPAR and, indirectly, of Itaú Unibanco.

1.4.       Likewise, the provisions of this Agreement do not change any provisions of the Main Shareholders’ Agreement.

2.       EXERCISE OF VOTING RIGHTS AT THE SHAREHOLDERS’ MEETINGS OF XP INC.; APPOINTMENT OF MEMBERS OF THE BOARD OF DIRECTORS AND AUDIT COMMITTEE OF XP INC.

2.1.       E. Johnston and its successors that may hold Shares will vote (or cause their representatives to vote) at the Shareholders’ Meetings of XP Inc. (a) in order to elect the number of members of the Board of Directors and Audit Committee of XP Inc. as established in the Main Shareholders’ Agreement; (b) in the persons indicated by Itaúsa for the positions of member of the Board of Directors and of the Audit Committee of XP Inc., pursuant to Clause 7.4 of the Main Shareholders’ Agreement; (c) subject to the provisions of Clause 2.1.1, in order to dismiss the persons appointed by Itaúsa to the positions of member of the Board of Directors and Audit Committee of XP Inc., pursuant to Clause 7.5 of the Main Shareholders’ Agreement; and (d) following the vote issued by Itaúsa for the other matters submitted to the Shareholders’ Meetings of XP Inc., in order to maintain the uniformity of the Iupar Block (as defined in the Main Shareholders’ Agreement), under the terms of Clause 3.2.3 of the Main Shareholders’ Agreement.

2.1.1.       The dismissal of members of the Board of Directors and Audit Committee of XP Inc. appointed by Itaúsa will depend on the prior and express approval by Itaúsa.

3.       TRANSFER OF XP INC. SHARES

3.1.       As long as the terms and conditions established in this Agreement, the Main Shareholders’ Agreement and the Registration Rights Agreement are complied with, the Shares may be freely sold, assigned, or transferred, directly or indirectly, free of charge or for consideration, contributed to the capital of another company, given under usufruct or trust, or in any other way disposed of or promised for disposal (all operations referred to above will hereinafter be referred to as “disposal”) by Itaúsa, E. Johnston, or any of its successors who may hold Shares.

3.1.1.       In the event Shares are disposed of to third parties, (a) if such third party is bound by the Main Shareholders’ Agreement and/or the Registration Rights Agreement, the acquirer will automatically join as a party to this Agreement, so that the rights and obligations of the transferor under this Agreement will be applicable to the acquirer. Nevertheless, the validity and effectiveness of the disposal will be conditional on the acquirer adhering to this Agreement in advance; or (b) if such third party is not bound by the Main Shareholders’ Agreement and the Registration Rights Agreement, the acquirer will not join as a party to this Agreement, so that no rights or obligations under this Agreement will be applicable to the acquirer.

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3.1.2.       If any shareholder of E. Johnston (or companies wholly owned by E. Johnston’s shareholder, individually or collectively, directly or indirectly) acquires from E. Johnston (or from successors thereof) shares issued by XP Inc., such shareholder will be considered, for the purposes of this Agreement, along with E. Johnston (or a successor thereof), as a single Party, and all rights and obligations attributed hereunder to E. Johnston will also be attributed to such person.

3.2.       Rights under the Reg. Rights. Per the terms of the Main Shareholders’ Agreement, E. Johnston (or any successor of E. Johnston that may hold Shares) will endeavor all reasonable efforts to, if market conditions and applicable law so permit, dispose of Shares only by means of transactions that do not imply the exercise of the rights to request the registration of an offering (including block trades) or to take part in a registered offering (primary or secondary) provided for in the Registration Rights Agreement, in order to grant to Itaúsa, as far as possible under these market conditions and applicable legal requirements, a priority position in the exercise of rights under the Registration Rights Agreement.

3.2.1.       Except if there is consensus in a different sense and subject to the provisions of Clause 3.2, the number of Shares in a disposal under the Registration Rights Agreement (including for the purposes of Clause 3(e)(i)(B) of the Registration Rights Agreement) to be allocated between, on the one side, E. Johnston (or its successors that may hold Shares) and, on the other side, Itaúsa, will be proportional to the number of Shares held by each block.

3.3.       Subscription Preemptive Right and Tag-Along Right under the Main Shareholders’ Agreement. The exercise of the Subscription Preemptive Right or the Tag-Along Right (as defined in the Main Shareholders’ Agreement) (a) by E. Johnston (or its successors that may hold Shares) will not depend on the approval by Itaúsa, without prejudice to the exercise by Itaúsa of its Tag-Along Right set forth in the Main Shareholders’ Agreement; and (b) by Itaúsa will not depend on the approval by E. Johnston (or its successors that may hold Shares), without prejudice to the exercise by E. Johnston (or such successors) of its Tag-Along Right set forth in the Main Shareholders’ Agreement.

4.       TERM

4.1.       Per the terms of Clause 4.2., this Agreement is effective as of the date hereof and will remain effective regarding the Shares that remain bound by the Main Shareholders’ Agreement, (a) as long as E. Johnston or any of its successors is a party to the Main Shareholders’ Agreement, or (b) for the original (or renewed) term of the Main Shareholders’ Agreement, whichever occurs first between (a) and (b), and neither Party may terminate it or fail to comply with it unilaterally.

4.2.       Notwithstanding the provisions of Clauses 1.2 and 4.1, the provisions of Clauses 3.2 and 3.2.1 will remain in force with respect to the Shares that remain bound by the Registration Rights Agreement for as long as E. Johnston or any of its successors is a party to the Registration Rights Agreement, even if such Shares are no longer bound by the Main Shareholders’ Agreement.

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5.       MISCELLANEOUS

5.1.       The undersigned execute this Agreement aware of all terms and conditions hereof and agree with them. This Agreement binds the signatories hereto, as well as their heirs and other successors in any capacity.

5.2.       This Agreement, as well as all obligations undertaken pursuant to its terms, are irrevocable and irreversible, and may not be amended, except upon written instrument signed by the Parties and other signatories.

5.3.       The rights and obligations arising out of this Agreement may not be transferred or assigned, in whole or in part, except upon prior and express written consent of the other Parties, or as expressly permitted by this Agreement.

5.4.       Failure to exercise any right or power granted by this Agreement will not imply novation or waiver, nor will it prevent the exercise, at any time, of any such right or power, subject to the legal requirements.

5.5.       Should any provision of this Agreement be deemed to be invalid, the other contractual provisions will remain binding to the signatories, who must, in good faith, agree to replace the invalid provisions in order to achieve, as far as possible, the purposes pursued therein.

5.6.       This Agreement will be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

5.7.       The Parties declare that they have not entered into and undertake not to enter into any other shareholders’ agreement or any other instrument governing the exercise of voting rights or ownership rights arising from the Shares, save for the Main Shareholders’ Agreement and the Registration Rights Agreement.

5.8.       This Agreement, the Main Shareholders’ Agreement, and the Registration Rights Agreement constitute the entire understanding between the signatories regarding their relationships as shareholders of XP Inc., and such instruments prevail over any other possible covenants, promises, previous commitments, agreements, communications, representations or warranties, whether verbal or written, made or assumed by any of the signatories. In the event of any discrepancy or conflict, the Main Shareholders’ Agreement shall prevail over this Agreement for all legal purposes.

5.9.       All notices, notifications, or communications relating to this Agreement, as well as communications involving this Agreement must be sent by registered mail or via courier (with proof of receipt) to their respective representatives, at the addresses indicated below, noting that a copy of all communications must also be sent by e-mail only for information purposes:

If addressed to Itaúsa:

Diretoria Jurídica, de Compliance e Riscos Corporativos (Legal, Compliance, and Corporate Risks Board)

Av. Paulista, 1938, 18º andar, Bela Vista, São Paulo - State of São Paulo, CEP (Postal Code) 01310-200

E-mail: fernanda.caramuru@itausa.com.br

Att.: Maria Fernanda Ribas Caramuru

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If addressed to E. Johnston:

Diretoria (Executive Board)

Av. Brigadeiro Faria Lima, 4.440, 16º andar, Postal Code 04538-132, São Paulo - State of São Paulo

Att.: Marcia Maria Freitas de Aguiar

E-mail: marcia.freitas@bwsa.com.br

5.9.1.       The signatories to this Agreement may change their respective addresses for the purpose of receiving notifications, as indicated above, upon written notice to the other signatories.

5.10.       The Parties represent and acknowledge that this Agreement, signed electronically through the DocuSign platform, exempt from the digital signature using certificates issued according to the standards of Infraestrutura de Chaves Públicas Brasileira (“ICP-Brasil”) (Brazilian Public Key Infrastructure), or digitally signed using certificates issued according to the ICP-Brasil standards, (a) is valid and effective between the Parties, faithfully representing the rights and obligations agreed upon between them; and (b) serves as evidence since it is capable of maintaining the integrity of its content and is suitable for proving the authorship of signatures of the undersigned Parties, who hereby waive any right to claim otherwise and assume the burden of proof to the contrary. The electronic or digital signature by an individual, even if put only once, will be considered valid, effective, and binding in relation to the individual and any individual or legal entity for whom the individual is acting as an attorney-in-fact or legal representative. This Agreement comes into force, for all purposes, on the date indicated below, even if the digital or electronic signatures are put on another date. The place of execution of this Agreement, for all purposes, will be as indicated at the end of the Agreement, even if any signatory signs this Agreement digitally or electronically at a different location. The digital or electronic signature will not be capable of binding such Party to the Agreement until all Parties sign the Agreement.

6.       DISPUTE RESOLUTION

6.1.       The Parties undertake to resolve in a harmonious manner, by amicable negotiation, any controversy, dispute, divergence, litigation, or claim (“Dispute”) that may arise between them directly or indirectly related to this Agreement, as well as the principles of mutual cooperation, loyalty, good faith, and fidelity that must govern the relationship between the Parties.

6.2.       Once the Dispute is established, by sending a notice of Dispute (“Notice of Dispute”) from one party to the other pursuant to Clause 5.9 above, the parties involved in the Dispute shall, within sixty (60) days as of the receipt of the Notice of Dispute, hold meetings in an attempt to reach a consensual solution to put an end to the Dispute.

6.3.       If the term set out in Clause 6.2 has expired and a consensual solution has not been reached, a mediation procedure (“Mediation Procedure”) must be initiated immediately, without the need for notification from one party to the other; each party must appoint, within thirty (30) days as of the start of the Mediation Procedure, an external advisor, specialized in the subject matter of the Dispute, to assist them in trying to reach a consensual solution. The external advisors appointed by the parties may request or hire internal or external studies that they find appropriate to assist in achieving the consensual solution, and should hold as many meetings as necessary, with or without representatives of the parties, in order to reach a consensual solution to the Dispute.

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6.4.       After one hundred and twenty (120) days as of the start of the Mediation Procedure, the external advisors must propose to the parties a solution to the Dispute, by means of a notification sent in accordance with Clause 5.9. Then, the parties will have fifteen (15) days to resolve the Dispute.

6.4.1.       The one hundred and twenty (120) days period set out in Clause 6.4 may be extended for another sixty (60) days, by mutual decision of the external advisors appointed by the parties, if they believe that during the course of this extension period the parties may reach a consensual solution for the Dispute, and the decision must be communicated to the parties in accordance with Clause 5.9 above.

6.5.       Once the term set out in Clause 6.4 or 6.4.1 above expires, as the case may be, without reaching a consensual solution, the dispute must be definitively resolved by means of arbitration (“Arbitration”), as provided for under Law No. 9307/1996, and any of the signatories may request the filing of the arbitral procedure.

6.6.       The Arbitration will be filed and processed in accordance with the Conciliation and Arbitration Rules of the Chamber of Commerce Brazil-Canada (“Chamber”), in force at the time of the Arbitration.

6.7.       The Arbitral Tribunal will be composed of three (3) arbitrators. The claimants, jointly, must choose a permanent arbitrator and the respective alternate, and the respondents, jointly, must choose a permanent arbitrator and the respective alternate, in accordance with the time limits set out in the Chamber’s rules. The arbitrators appointed by the claimants and respondents must, within thirty (30) days as of the appointment of the second arbitrator, choose the third arbitrator jointly, who will be the chairperson of the Arbitral Tribunal. If either party fails to appoint an arbitrator and/or alternate, the Chairperson of the Chamber will be responsible for making such an appointment. Similarly, if the appointed arbitrators fail to reach a consensus regarding the appointment of the third arbitrator, it will be up to the Chairperson of the Chamber to do so.

6.7.1.       The costs and expenses arising from the holding of the Arbitration will be divided equally between the parties, and each party must bear the fees of their respective lawyers.

6.8.       The Arbitration will be held in the City of São Paulo, State of São Paulo.

6.9.       The official language of the Arbitration will be Portuguese, the applicable law will be Brazilian law, and the arbitrators are prohibited from deciding based on equity. The Arbitration will be subject to the absolute confidentiality of the parties and the arbitrators.

6.10.       Once the Arbitral Tribunal is formed, it will be up to the Arbitral Tribunal to resolve all issues arising from or related to the subject matter of the claim, including those of an incidental, provisional, or coercive nature.

6.11.       Notwithstanding the provisions above, each party remains entitled to resort to the Judiciary to request the granting of an injunction or interlocutory relief that may be necessary solely for the purposes of the Arbitration.

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6.11.1.       Court orders granted pursuant to Clause 6.11, before or after the Arbitration is commenced, will not be deemed incompatible with the provisions of this Clause Six, nor will they imply a waiver of the arbitration.

6.11.2.       For the purposes of this Clause 6.11, the signatories hereto choose the jurisdiction of the courthouse of the City of São Paulo, State of São Paulo, excluding any other court, however privileged it may be.

6.11.3.       In addition to the authority conferred on it by the Chamber rules, the arbitral tribunal will have authority to request injunctive or interlocutory relief when it deems fair and appropriate.

6.11.4.       The arbitral award must be rendered in writing, providing its grounds, definitively binding upon the parties, and will be enforceable in accordance with its terms.

This Agreement is signed electronically.

São Paulo, December 8, 2021.

______________________________________ COMPANHIA E. JOHNSTON DE PARTICIPAÇÕES Marcia Maria Freitas de Aguiar Director	______________________________________ COMPANHIA E. JOHNSTON DE PARTICIPAÇÕES Mauro Agonilha Director

______________________________________ ITAÚSA S.A.	______________________________________ ITAÚSA S.A.
Rodolfo Villela Marino Director Vice-President	Maria Fernanda Ribas Caramuru Managing Director

Witnesses:

______________________________________	______________________________________
Nome: Mariana de Souza	Nome: Dulcimar dos Santos Oliveira Finelli
CPF: 326.664.618-58	CPF: 086.814.378-28

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